Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett	Sarah Zimmerman
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	404-368-2598
jnesbett@institutionalms.com	szimmerman@medavanthealth.com
MEDAVANT ANNOUNCES FOURTH QUARTER AND YEAR END 2007 RESULTS
ATLANTA (March 13, 2007) — MedAvant Healthcare Solutions (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced results for the fourth quarter and year ended December 31, 2006.
“We ended the year having accomplished several milestones that lay the foundation for our future success,” said John Lettko, President and Chief Executive Officer. “Our greatest achievement in 2006 was moving all our transactions to our PhoenixSM platform. We believe having all our business in one operating system will open up new revenue potential for us and allow us to take on additional transaction volume.”
“Our partners recognize the value we add to their products and continue to collaborate with us to expand their offerings,” Lettko continued. “In 2006 we began or expanded our business relationships with companies such as Misys Healthcare Systems, Quest Diagnostics, CBLPath, Adventist Health System, MD On-Line, and Pekin Insurance.”
Also in 2006, MedAvant:
•	Acquired three companies to enhance services for insurance payers. The acquisition of Zeneks, Inc. complements MedAvant’s claim negotiation services, and the acquisition of Medical Resource, LLC and National Provider Network, Inc. (collectively “MRL”) added 175,000 direct providers to the Preferred Provider Organization that MedAvant operates, the National Preferred Provider Network (“NPPNTM”).

•	Introduced myMedAvant, a premium real-time, secure portal service for provider and partner clients that provides access to healthcare transaction data through a dashboard view and allows providers to easily verify eligibility, receive remittance details with claim data, and correct problems on claims before they are submitted for payment.

•	Reduced operational expenses through internal cost controls and a business partnership with ppoONE, a Fiserv Health company, which will provide business process outsourcing operations for MedAvant’s cost containment services.

•	Improved customer resources by offering eligibility verification to Medicare plans throughout the nation, developing a bridge between medical laboratory results and Electronic Medical Records, using virtual call center technology to improve customer service, and guiding providers through the process of getting a federally-required National Provider Identifier (“NPI”).
Douglas J. O’Dowd, Chief Financial Officer, added, “Throughout 2006, our gross margins continued to make improvements, increasing to 72% — the highest it has been in two years. We again demonstrated strong expense controls as we reduced SG&A costs by 13% from a year ago and by 4% from the third quarter of 2006. We will continue to take steps to improve our cost structure, such as the contract with ppoONE for cost containment operations that should continue this trend.”
Financial Highlights
Fourth quarter of 2006 compared with fourth quarter of 2005:
•	Net revenue for the fourth quarter ended December 31, 2006, was $15.8 million, compared with net revenue of $17.3 million for the fourth quarter ended December 31, 2005. The fourth quarter 2006 net revenue was positively impacted by the acquisition of MRL of approximately $0.2 million.

•	Operating loss for the fourth quarter was $0.6 million compared with an operating loss for the same period in 2005 of $1.2 million. The 2006 loss includes $321,000 of litigation settlements.

•	Net loss for the fourth quarter of 2006 was $1.6 million, compared with a net loss of $1.8 million for the fourth quarter of 2005.

•	Results for the fourth quarter of 2006 include the impact of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payments, of $0.3 million that was not incurred in 2005.

•	The Company recorded fully diluted loss per share of $(0.12) for the fourth quarter of 2006 compared to $(0.14) for the fourth quarter of 2005.
Fourth quarter of 2006 compared with third quarter of 2006:
•	Net revenue for the fourth quarter ended December 31, 2006, was $15.8 million compared with net revenue of $16.0 million for the third quarter ended September 30, 2006. The 2006 fourth quarter revenue was impacted by the acquisition of MRL of approximately $0.2 million.

•	Operating loss for the fourth quarter was $0.6 million compared with an operating loss for the third quarter of $0.8 million.

•	Net loss for each of the third and fourth quarters of 2006 was $1.6 million.
Full year 2006 compared with full year 2005:
•	Net revenue for the full year ended December 31, 2006, was $65.5 million compared with net revenue of $77.5 million for the full year ended December 31, 2005. The 2006 revenue was impacted by the acquisition of MRL of approximately $0.2 million.

•	Operating loss for the 12-month period was $3.4 million compared with $103.2 million in the prior year. The operating loss for 2005 was impacted by a non-cash impairment charge of $96.4 million primarily in our Transaction Services segment.

•	Adjusted EBITDA (a non-GAAP measure of performance, as reconciled below), increased 99% from $2.7 million for the full year ended December 31, 2005, to $5.4 million for the full year ended December 31, 2006.

•	Net loss for the year ended 2006 was $6.6 million compared with net loss of $105.3 million in the prior year period. The 2006 amount is impacted by $1.1 million of SFAS 123R expenses that was not incurred in 2005.

•	The Company recorded fully diluted loss per share of $(0.50) in 2006 compared to $(8.29) in 2005.
Commenting on the Company’s financial performance, Lettko stated, “I am very pleased with our ability to drive margin improvement in 2006. I am not satisfied, however, with our revenue performance. Driving increased revenues through our improved cost structure remains a top priority.”

Summary of Financial Results

Statements of Operations (Unaudited)

	Three Months Ended
	December 31		Year Ended
	2006	2005	2006	2005
(in $000's except per share amounts)

Net operating revenues:
Transaction fees, cost containment	$13,398	$15,213	$56,240	$67,909
services and license fees
Communication devices and other tangible goods	2,450	2,042	9,222	9,610

	15,848	17,255	65,462	77,519

Operating expenses and charges:
Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	3,070	4,092	13,944	20,674
Cost of laboratory communication devices, excluding depreciation and amortization	1,364	1,851	5,389	6,150
Selling, general and administrative expenses	9,869	10,854	41,799	47,976
Depreciation and amortization	1,825	1,619	7,379	9,305
Other expense (income)	321	(1)	321	174
Write-off of impaired assets	—	—	—	96,416

	16,449	18,415	68,832	180,695

Operating loss	(601)	(1,160)	(3,370)	(103,176)

Interest expense	1,001	678	3,240	2,118

Net loss	$(1,602)	$(1,838)	$(6,610)	$(105,294)

Basic and diluted loss per share	$(0.12)	$(0.14)	$(0.50)	$(8.29)

Basic and diluted weighted average shares outstanding	13,210,188	12,834,137	13,207,789	12,707,695

Reconciliation of EBITDA before write-off of impaired assets, SFAS 123R and other expenses (income) to net loss:

	Three Months Ended December 31		Year ended
	2006	2005	2006	2005
(unaudited; in $000's)

Net loss	$(1,602)	$(1,838)	(6,610)	$(105,294)
Other expense (income)	321	(1)	321	174
Interest expense	1,001	678	3,240	2,118
Write-off of impaired assets	—	0	—	96,416
Depreciation and amortization	1,825	1,619	7,379	9,305
SFAS 123R	254	—	1,080	—

EBITDA before write-off of impaired assets, SFAS 123R and other expenses (income)	$1,799	$458	$5,410	$2,719

Summary Balance Sheets (Unaudited)

	December 31,	December 31,
	2006	2005
(in $000's)
Current assets	$17,872	$23,717
Long-term assets	54,368	51,924

Total assets	$72,240	$75,641

Current liabilities	$25,508	$23,702
Long-term liabilities	19,308	19,035
Stockholders’ equity	27,424	32,904

Total liabilities & equity	$72,240	$75,641

Summary Statements of Cash Flows (Unaudited)

	Years ended December 31,
	2006	2005
$000's (Unaudited)
Net cash (used in) provided by operating activities	$(123)	$5,183
Net cash used in investing activities	(5,482)	(2,795)
Net cash provided by (used in) financing activities	741	(9,216)

Net decrease in cash and cash equivalents	(4,864)	(6,828)
Cash and cash equivalents at beginning of period	5,546	12,374

Cash and cash equivalents at end of period	$682	$5,546

Lettko added, “We expect our independent registered public accounting firm to issue a going concern opinion with respect to the Company’s consolidated financial statements for the year ended December 31, 2006. Over the last several years we have experienced recurring losses from operations and have limitations on access to capital, however, we are continuing our efforts to reduce costs and increase revenue through execution of our business strategies, new product launches and expanded relationships with certain customers.

Fourth Quarter 2006 Conference Call
MedAvant will host its fourth quarter conference call on March 14, 2007, at 10:00 a.m. EST. The number to call for this interactive teleconference is (866) 202-4683, and the passcode is 47812745. A replay of the conference call will be available through March 21, 2007, by dialing (888) 286-8010 and entering the confirmation number 16242074.
The live broadcast of MedAvant’s quarterly conference call will be available online at www.medavanthealth.com and www.earnings.com on March 14, 2007, beginning at 10:00 am EDT. The online replay will follow shortly after the call and continue for 30 days.
About MedAvant Healthcare Solutions
MedAvant, a leader in healthcare technology services, provides healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. To facilitate these services, MedAvant operates PhoenixSM, a highly scalable and secure national information platform, which supports real-time direct connectivity and transaction processing between healthcare clients. For more information about MedAvant, please visit the Company’s website at www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Note Regarding Use of Non-Generally Accepted Accounting Principles (“GAAP”) Financial Measures
Certain of the information set forth herein, including EBITDA, are considered non-GAAP financial measures. MedAvant believes this information is useful to investors because it provides a basis for further evaluation our operating performance, excluding non-cash items and certain other items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP in the United States of America.
MedAvant management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in further evaluating operating performance. Additionally, our availability under our credit facility is dependant on historical EBITDA earnings as defined. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K.
MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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